Exhibit 99.1

Noranda Aluminum Holding Corporation Reports First Quarter 2008 Results

FRANKLIN, Tenn.--(BUSINESS WIRE)--Noranda Aluminum Holding Corporation (“Noranda” or the “Company”) announced its financial results for the first quarter of 2008.

Highlights for the first quarter ended March 31, 2008, include the following:

  Revenues of $300.3 million, operating income of $41.4 million, net income of $17.2 million
  Adjusted EBITDA of $84.7 million
  Generated $78.6 million in Cash from Operating Activities for the quarter
  Achieved the fourth consecutive quarter of record production at our New Madrid smelter
  Increased aluminum hedges to 50% of forecasted shipments through 2012
  Appointed Layle K. (Kip) Smith as President and CEO of the Company
  Filed an SEC Registration Statement on Form S-4 on January 31, 2008, as amended on May 9, 2008, related to an exchange offer (the “Exchange Offer”) for up to $510,000 aggregate principal amount of Senior Floating Rate Notes due 2015 and up to $220,000 aggregate principal amount of Senior Floating Rate Notes due 2014 that are registered under the Securities Act of 1933, as amended, for an equal principal amount of its outstanding Senior Floating Rate Notes due 2015 and Senior Floating Rate Notes due 2014

Highlights subsequent to the first quarter ended March 31, 2008, include the following:

  Appointed Kyle Lorentzen as Chief Operating Officer of the Company effective May 5, 2008
  Filed a Registration Statement on Form S-1 relating to the initial public offering of shares of common stock by Noranda Aluminum Holding Corporation with the Securities and Exchange Commission on May 8, 2008
  Launched the Exchange Offer on May 13, 2008

First Quarter Results

First quarter 2008 sales were $300.3 million compared to $344.6 million reported for the first quarter of 2007. Sales in our upstream business were approximately 15% lower, at $159.3 million, from the $186.4 million reported last year. This decrease primarily was due to a 6.9% decrease in the average Midwest Transaction aluminum price from $1.31 per pound to $1.22 per pound, as well as an 8.2% decrease in third party shipments. The lower third party shipments in the upstream business resulted from the decision to ship higher volumes of our sow product to our downstream business during the quarter, reducing the cost of purchases of aluminum from external suppliers. Sales in our downstream business decreased from $158.2 million for the three months ended March 31, 2007, to $141.0 million for the same period in 2008, primarily as a result of a decrease in the underlying Midwest Transaction price for aluminum and lower shipments.

Operating income for the first quarter of 2008 was $41.4 million compared to $60.7 million reported for the first quarter of 2007, a decrease of $19.3 million. This decrease mainly was the result of lower aluminum prices, higher natural gas costs, and lower downstream shipments compared with the first quarter of 2007. Cost of sales for the three months ended March 31, 2008, decreased 12.0% to $242.6 million from the $275.6 million reported for the same period last year. This reduction was impacted primarily by the lower cost of third party aluminum purchases for the downstream business. Increased depreciation, related to purchase accounting adjustments resulting from the acquisition of the Company by affiliates of Apollo Management, L.P. in May 2007, reduced operating income by $5.0 million compared with the first quarter of 2007. Selling, general and administrative expenses for the first quarter of 2008 were $16.3 million compared to $8.3 million reported for the same period in 2007. The increase was a result of increased Sarbanes-Oxley implementation activities, consulting, audit and other administrative costs, including activities related to the filings of the Registration Statements on Form S-4 and S-1.

Net income reported for the first quarter of 2008 was $17.2 million compared to the $29.8 million reported for the first quarter in 2007. This decrease is the result of the net effect of the items described above and increased interest expense, partially offset by lower income taxes, and a gain on derivative instruments and hedging activities. Interest expense increased $21.1 million to $24.2 million for the three months ended March 31, 2008, compared to $3.1 million for the same three months in 2007. The increase primarily was the result of the indebtedness incurred as a result of the acquisition by affiliates of Apollo Management, L.P. in May 2007. Income taxes decreased from $28.5 million for the first quarter of 2007 to $8.7 million for the first quarter of 2008. The decrease in the provision for income taxes resulted in an effective tax rate for continuing operations decreasing to 33.5% in the first quarter of 2008 from 48.9% in the first quarter of 2007. The previous year’s higher first quarter effective tax rate primarily was related to a permanent difference in income from the cancellation of debt related to the divestiture of a subsidiary. The Company reported a gain of $5.6 million in the three months ended March 31, 2008, compared to a loss of $1.4 million in the three months ended March 31, 2007, on derivative instruments and hedging activities. This gain primarily was related to changes in the fair value of a portion of our fixed-price aluminum swaps, and our interest rate swaps.

Adjusted EBITDA totaled $84.7 million for the first quarter of 2008 compared to $92.5 million reported for the same period last year. The reduction mainly was due to lower aluminum prices and higher natural gas costs, partially offset by record smelter production and lower power costs. Compared with the fourth quarter of 2007, Adjusted EBITDA increased by approximately $22 million mainly due to improved aluminum prices and higher smelter production.

Net cash provided by operating activities totaled $78.6 million in the three months ended March 31, 2008, compared to $43.3 million in the three months ended March 31, 2007. Working capital decreased by $20.3 million in the first quarter of 2008 versus a $7.2 million decrease in the first quarter of 2007.

During the quarter, the Company entered into additional forward aluminum swaps. Including the most recent hedges, the Company has hedged approximately 50% of forecasted production through 2012 at prices which are attractive compared with the Company’s expected cost of producing primary aluminum.

The Company’s $250.0 million revolving credit facility remained undrawn at March 31, 2008, with cash-on-hand of $148.2 million, compared with $75.6 million at December 31, 2007. Total debt at the end of the first quarter of 2008 was $1,151.7 million. The Company’s net debt to Adjusted EBITDA ratio at March 31, 2008, was 0.91x, 2.61x, and 3.33x at the Senior Secured Level, Senior Debt, and the Holdco level (as defined in the credit documents and indentures covering the note), respectively.

Kip Smith, the Company’s President and CEO, stated, “I am pleased to report that we continue to make significant progress related to productivity and safety performance. Of specific note is the first quarter production record at New Madrid, which represents the fourth consecutive quarterly record for this smelter.”

Effective May 5, 2008, Mr. Kyle Lorentzen, age 42, was named Chief Operating Officer of the Company. Mr. Lorentzen most recently served as Vice President of Corporate Development with Berry Plastics Corporation (BPC). Prior to his tenure in that role, Kyle served as Vice President of Strategic Development for Covalence Specialty Materials, which merged with BPC under the common control of Apollo Management, L.P. Before working for Covalence, Mr. Lorentzen served as Vice President of Finance for Hexion’s Epoxy and Phenolics Division. He came to Hexion from Borden Chemical, where he was Director of Finance, when the two companies merged under the common control of Apollo Management, L.P. to form Hexion. Other assignments include various financial, strategic and business roles for Hampshire Chemical and W.R. Grace. Mr. Lorentzen holds a BA in Economics from Wake Forest University and an MBA from the University of Massachusetts.

“I am delighted that Kyle has joined our Company. Kyle is an experienced professional with a diverse background and he is a significant addition to our management team,” said Kip Smith, President and CEO of Noranda.

NORANDA ALUMINUM HOLDING CORPORATION
Condensed Consolidated Balance Sheets
(dollars expressed in thousands)
(unaudited)

	March 31,	Dec. 31,
	2008	2007
	$	$
ASSETS
Current assets:
Cash and cash equivalents	148,231	75,630
Accounts receivable, net	114,600	97,169
Inventories	189,345	180,250
Other current assets	15,617	34,336
Total current assets	467,793	387,385

Investments in affiliates	201,528	198,874
Property, plant and equipment, net	635,003	657,811
Goodwill	260,246	256,122
Other intangible assets, net	69,197	70,136
Other assets	74,834	80,216
Total assets	1,708,601	1,650,544

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY
Current liabilities:
Accounts payable
Trade	65,879	32,505
Affiliates	32,971	27,571
Accrued liabilities	88,702	36,819
Accrued interest	28,239	12,182
Deferred revenue	13,855	14,181
Deferred tax liabilities	22,355	22,355
Current portion of long-term debt due to third party	30,300	30,300
Total current liabilities	282,301	175,913

Long-term debt due to third party	1,121,428	1,121,372
Derivative and other long-term liabilities	320,317	141,914
Deferred tax liabilities	115,723	211,421
Common Stock Subject to Redemption (100,000 shares at March 31, 2008)	2,000	-

Shareholders’ equity (deficiency):
Common stock (100,000,000 shares authorized; $0.01 par value; 21,717,798 and 21,610,298 shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively, less 100,000 shares subject to redemption at March 31, 2008)	216	216
Capital in excess of par value	11,920	11,767
Retained earnings	17,206	-
Accumulated comprehensive loss	(162,510)	(12,059)
Total shareholders’ equity (deficiency)	(133,168)	(76)
Total liabilities and shareholders’ equity (deficiency)	1,708,601	1,650,544

NORANDA ALUMINUM HOLDING CORPORATION Condensed Consolidated Statements of Operations (amounts expressed in thousands) (unaudited)

	Successor	Predecessor
	Three Months	Three Months
	Ended	Ended
	March 31, 2008	March 31, 2007
	$	$
Sales	300,280	344,612
Operating costs and expenses
Cost of sales	242,572	275,560
Selling, general and administrative expenses and other	16,315	8,338
	258,887	283,898
Operating income	41,393	60,714

Other expenses (income)
Interest expense, net	24,213	3,068
(Gain) loss on derivative instruments and hedging activities	(5,597)	1,365
Equity in net income of investment in affiliates	(2,654)	(2,030)
Other, net	(460)	-
Total other expenses	15,502	2,403
Income before income taxes	25,891	58,311
Income tax expense	8,685	28,514
Net income	17,206	29,797

Sales by segment
Upstream	159,283	186,409
Downstream	140,997	158,203
Total	300,280	344,612

Operating income
Upstream	38,750	56,381
Downstream	2,643	4,333
Total	41,393	60,714

Shipments
Upstream
Third party	122,429	133,358
Intercompany	22,403	10,846
Total	144,832	144,204

Downstream	85,810	87,842

NORANDA ALUMINUM HOLDING CORPORATION
Condensed Consolidated Statements of Cash Flows
(dollars expressed in thousands)
(unaudited)

	Successor	Predecessor
	Three Months	Three Months
	Ended	Ended
	March 31, 2008	March 31, 2007
	$	$
OPERATING ACTIVITIES
Net income	17,206	29,797
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24,610	19,285
Non-cash interest	1,301	-
Loss on disposal of property, plant and equipment	520	149
(Gain) loss on derivative activities, net of cash settlements	(1,797)	1,365
Equity in net income of investments in affiliates	(2,654)	(2,030)
Deferred income taxes	(2,536)	(28,514)
Stock option expense	64	-
Changes in deferred charges and other assets	4,137	12,673
Changes in pension and other liabilities	1,405	3,395
Changes in operating assets and liabilities:
Accounts receivable	(17,431)	(9,379)
Inventories	(9,095)	(24,712)
Prepaid expenses and other current assets	536	17,908
Accounts payable	49,848	7,206
Accrued interest	16,057	-
Deferred revenue	(326)	-
Accrued liabilities	(3,275)	16,158
Cash provided by operating activities	78,570	43,301

INVESTING ACTIVITIES
Capital expenditures	(8,064)	(6,227)
Proceeds from sale of property, plant and equipment	6	-
Cash used in investing activities	(8,058)	(6,227)

FINANCING ACTIVITIES
Proceeds from issuance of shares	2,089	-
Borrowings on long-term debt	-	5,823
Cash provided by financing activities	2,089	5,823
Net change in cash and cash equivalents	72,601	42,897
Cash and cash equivalents, beginning of period	75,630	40,549
Cash and cash equivalents, end of period	148,231	83,446

EBITDA and Adjusted EBITDA

EBITDA represents net income before income taxes, net interest expense and depreciation and amortization. We have provided EBITDA figures herein because we believe they provide investors with additional information to measure our performance. We use EBITDA as one criterion for evaluating our performance relative to our peers. We believe that EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies.

Adjusted EBITDA, as presented herein and in accordance with our debt agreements, is EBITDA adjusted to eliminate management fees to related parties, certain charges related to the use of purchase accounting and other non-cash income or expenses, which are defined in our credit documents and the indentures governing our notes. Our credit documents and the indentures governing the notes require us to meet or exceed specified minimum financial performance thresholds, some of which require the calculation of Adjusted EBITDA, in order to consummate certain acts, such as acquisitions, declaring or paying dividends and incurring additional indebtedness. We have provided Adjusted EBITDA figures herein because we believe they provide investors with additional information to evaluate our ability to meet debt covenants and incur additional debt. For example, under the indentures, the minimum pro forma Adjusted EBITDA to Fixed Charge ratio (as defined in our credit documents and indentures covering the notes) for the preceding 12 months required to incur additional debt is, subject to certain exceptions specified therein, 1.75 to 1.0 for Noranda HoldCo and 2.0 to 1.0 for Noranda AcquisitionCo. Our pro forma Adjusted EBITDA to Fixed Charge ratio for the four quarters ended March 31, 2008 was 2.8 to 1 for HoldCo and 3.6 to 1 for Noranda AcquisitionCo.

EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, or GAAP, and may not be comparable to similarly titled measures used by other companies in our industry. EBITDA and Adjusted EBITDA should not be considered in isolation from or as alternatives to net income, income from continuing operations, operating income or any other performance measures derived in accordance with GAAP. EBITDA and Adjusted EBITDA have limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. For example, EBITDA excludes certain tax payments that may represent a reduction in cash available to us; does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future; does not reflect capital cash expenditures, future requirements for capital expenditures or contractual commitments; does not reflect changes in, or cash requirements for, our working capital needs; and does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness.

Adjusted EBITDA, in addition to the adjustments set forth under EBITDA above, includes incremental stand-alone costs and adds back non-cash derivative gains and losses, non-recurring natural gas contract losses and certain other non-cash charges that are deducted in calculating net income. However, these are expenses that may recur, vary greatly and are difficult to predict. In addition, certain of these expenses can represent the reduction of cash that could be used for other corporate purposes. You should not consider our EBITDA or Adjusted EBITDA as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of our cash flows or as a measure of liquidity.

The following tables reconcile net income to EBITDA and Adjusted EBITDA for the periods presented, as defined in the credit documents and indentures covering the notes:

	Successor	Predecessor	Combined Predecessor and Successor
	Three months	Three months	Last Twelve
	ended	ended	Months Ended
(in thousands)	March 31, 2008	March 31, 2007	March 31, 2008
	$	$	$

Net income	17,206	29,797	9,833
Income taxes	8,685	28,514	(1,037)
Interest expense, net	24,213	3,068	94,623
Depreciation and amortization	24,610	19,285	104,671
EBITDA	74,714	80,664	208,090

Joint venture EBITDA (a)	3,887	4,251	14,970
LIFO expense (b)	17,616	7,251	4,799
LCM adjustment (c)	(14,323)	-	-
Non-cash derivative gains and losses (d)	(1,797)	1,365	50,800
Incremental stand-alone costs (e)	-	(1,610)	(1,090)
Employee compensation items (f)	64	-	10,425
Other items, net (g)	4,522	569	13,543
Adjusted EBITDA	84,683	92,490	301,537
(a)

Our upstream business is fully integrated, from bauxite mined by St. Ann to alumina produced by Gramercy to primary aluminum metal manufactured by our aluminum smelter in New Madrid, Missouri. Our reported EBITDA includes 50% of the net income of Gramercy and St. Ann, based on transfer prices that generally are in excess of the actual costs incurred by the joint venture operations. To reflect the underlying economics of the vertically integrated upstream business, this adjustment eliminates depreciation and amortization, net tax expense and interest income from equity income to reflect 50% of the EBITDA of the joint ventures.

(b)	We use the LIFO method of inventory accounting for financial reporting and tax purposes. To achieve better matching of revenues and expenses, particularly in the downstream business where customer LME pricing terms generally correspond to the timing of primary aluminum purchases, this adjustment restates EBITDA to the FIFO method of inventory accounting by eliminating the LIFO expenses related to inventory held at the smelter and downstream facilities. The adjustment also includes non-cash charges relating to inventories that have been revalued at fair value at the date of the Apollo Acquisition and recorded in cost of sales during the periods presented resulting from the sales of inventories.

(c)	Reflects adjustments to reduce inventory to the lower of cost, adjusted for purchase accounting, to market value.

(d)	We use derivative financial instruments to mitigate effects of fluctuations in aluminum and natural gas prices. We do not enter into derivative financial instruments for trading purposes. This adjustment eliminates the non-cash gains and losses resulting from fair market value changes of aluminum swaps.

(e)	Reflects (i) the incremental insurance, audit and other administrative costs on a stand-alone basis, net of certain corporate overheads allocated by the former parent that we no longer expect to incur on a go-forward basis and (ii) the elimination of income from administrative and treasury services provided to Noranda Aluminum, Inc.'s former parent and its affiliates that are no longer provided.

(f)	Represents stock compensation expense, re-pricing of stock options and bonus payments.

(g)	Represents gains and losses from disposal of assets, non-cash pension expenses and Apollo management fees, as well as incremental registration and consulting fees that we do not expect to incur on a go-forward basis.

Conference Call Information

Noranda has scheduled a conference call for today, May 16, at 11:00 AM EDT. The conference call is accessible to the media and general public. To listen to the conference call, dial the appropriate number at least 10 minutes prior to the scheduled start of the call.

U.S. participants: 1-888-562-3356,

International participants: 1-973-582-2700

Participant Passcode: 45736666.

Live internet access to the call will be available at: http://w.on24.com/clients/messagebank/109050

A rebroadcast of the call will be available starting approximately two hours after the conference call ends through midnight EDT, May 30, 2008. U.S. listeners should dial 1-800-642-1687, and international callers should dial 1-706-645-9291. The PIN is 45736666.

About the Company

Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. The Company has two businesses, an upstream and downstream business. The primary metals, or upstream business, produces approximately 259,000 metric tons of primary aluminum annually. The rolling mills, or downstream business, is one of the largest foil producers in North America and a major producer of light gauge sheet products. Noranda Aluminum Holding Corporation is a private company owned by affiliates of Apollo Management, L.P. The information contained in this release is limited and management encourages interested parties to read the Company’s financial reports and other information available on the Company’s website at www.norandaaluminum.com.

CONTACT:
Noranda Aluminum Holding Corporation
Rick Anderson, Chief Financial Officer, 615-771-5752
rick.anderson@noralinc.com